Bullion Monarch Mining Announces A Major Milestone In Oil Shale Recovery

For immediate release March 19, 2008

Orem, Utah – Bullion Monarch Mining, Inc. (BULM www.bullionmm.com), a natural resource company with mining interests in gold, silver and oil, is pleased to announce it has reached a major milestone in the process to recover oil from oil shale.  Bullion, through its majority owned subsidiary EnShale, Inc. (www.enshale.com), has formed a business relationship with its technical advisors, Emery Energy Company, LLC, a Utah limited liability company (Emery); and the Idaho National Laboratory, a Division of the U.S. Department of Energy (INL).  Emery and INL have delivered detailed reports of their analysis and modeling of a commercial plant for EnShale’s patent pending process of extracting oil from oil shale.  With these reports, EnShale can now work on the next step of a demonstration plant to verify the results that indicate EnShale’s process can potentially produce oil from oil shale for less than $30 USD per barrel.

Bullion Monarch Mining believes that producing oil from oil shale is similar to precious metals mining:  both are mined, crushed, and processed to extract the valuable products contained.  Bullion feels with its mining expertise, it has a competitive advantage over oil companies in processing oil shale.  The Company has a leased resource of oil shale of approximately 667 million barrels, based upon an estimate of a certified professional geologist engaged by Bullion, using his geologic experience, published reports and the resource work of the United States Geological survey as summarized in the Utah Trust Lands Map “Oil Shale Resource, Uintah County, Utah”.

These estimates are subject to available funding to construct a demonstration plant to test EnShale’s process, (the Company’s target price for the pre-production plant is under $5 million USD); successful testing that will show that Bullion’s oil shale resource can be mined and recovered in an economically commercial manner; and subject to compliance with various federal and state laws, rules and regulations and other risk factors, as detailed In Bullion’s 10-KSB Annual Report for the fiscal year ended April 30, 2007, that has been filed with the Securities and Exchange Commission.

Bullion Monarch Mining, Inc. is receiving increased revenues from the Leeville mine, one of Newmont Mining’s (NEM) major gold and silver mines.  Bullion also has promising gold and silver properties located in both the Carlin trend and the Cortez trend in North East Nevada, as well as in Utah and Oregon.  And now with its majority ownership of EnShale, a promising oil shale development company, Bullion Monarch is positioned to take advantage of the record gold, silver, and oil prices.  Additional information is available on the two companies at www.bullinmm.com  and www.enshale.com

Bullion Monarch Mining’s (BULM) stock is traded on the OTC Bulletin Board.

Forward-looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contact Information

Rob Morris robmorris@bullionmm.com

(801) 426-8111